Exhibit 99.3

DUFF & PHELPS

June 18, 2008

CONFIDENTIAL
Board of Directors
Hexion Specialty Chemicals, Inc
180 East Broad Street
Columbus, OH 43215

Dear Directors:

You have retained Duff & Phelps, LLC (“Duff & Phelps”) as financial advisor to the Board of Directors of Hexion Specialty Chemicals, Inc. (“Hexion” or the “Company”) to provide an opinion (the “Opinion”) as to the solvency and adequacy of capital of Hexion and Huntsman Corporation (“Huntsman”) on a pro forma combined basis (the “Combined Company”) after giving effect to a proposed transaction as described below (the “Proposed Transaction”).

The Proposed Transaction is contemplated by the Agreement and Plan of Merger among Hexion Specialty Chemicals, Inc., Nimbus Merger Sub Inc. and Huntsman Corporation dated as of July 12, 2007 (the “Merger Agreement”). As a result of the Proposed Transaction described in the Merger Agreement, all of the business operations of Hexion will be merged together with all of the business operations of Huntsman.

The Board of Directors of Hexion has requested us to determine whether, after giving effect to the consummation of the Proposed Transaction (certain terms used herein are defined in Appendix A to this letter and, for the purposes of this letter, shall only have the meanings set forth in Appendix A):

1)	The aggregate value of the Combined Company’s assets will exceed its total liabilities (including contingent, subordinated, unmatured and unliquidated liabilities) at a fair valuation and at fair saleable value;

2)	The Combined Company will have the ability to pay its total debts and liabilities (including contingent, subordinated, unmatured and unliquidated liabilities) as they become due in the usual course of its business; and

3)	The Combined Company will not have an unreasonably small amount of capital with which to conduct its business, based upon (A) the proposed financing structure for the

Board of Directors
Hexion Specialty Chemicals, Inc.
June 18, 2008

Proposed Transaction and (B) certain other financial information provided to Duff & Phelps by the Company.

Scope of Analysis

Duff & Phelps’ procedures, investigations, and financial analysis with respect to the preparation of our Opinion included, but were not limited to, the items summarized below.

1.	Reviewed the following documents:

	a.	Hexion’s SEC filings, including the annual report on Form 10-K for the fiscal year ended December 31, 2007, and the quarterly reports on Form 10-Q for the fiscal quarters ended March 31, 2007 and March 31, 2008;

	b.	Huntsman’s SEC filings, including the annual report on Form 10-K for the fiscal year ended December 31, 2007, and the quarterly reports on Form 10-Q for the fiscal quarters ended March 31, 2007 and March 31, 2008;

	c.	Financial projections for the Combined Company for the fiscal years ending December 31, 2008 to 2013, prepared by the senior management of the Company and its advisors at Apollo Management, L.P. (collectively, “Management”);

	d.	Huntsman interim operating results and 2008 projected EBITDA prepared by Huntsman management, as of April 2008;

	e.	The Merger Agreement;

	f.	The proxy statement to the Common Stockholders of Huntsman Corporation dated September 12, 2007;

	g.	Commitment Letter from Credit Suisse and Deutsche Bank AG dated July 11, 2007;

	h.	Lenders’ Side Letter regarding Post-Signing Supplements dated November 16, 2007;

	i.	$2 Billion Senior Secured First Lien Asset-Based Revolving Facility Term Sheet dated November 16, 2007;

	j.	Presentation titled “Hexion and Huntsman: Creating a Global Leader” and dated July 12, 2007;

	k.	Hexion’s presentation titled “Project Wingspan Synergy Overview” dated July 2007;

	l.	Murray, Devine & Co. Fairness Opinion dated February 26, 2008 and supporting Financial Opinion Overview presentation dated December 27, 2007;

	m.	Valuation Research Corporation (“VRC”) Fairness Opinion dated February 25, 2008 and supporting VRC Internal Fairness Analysis dated February 21, 2008; and

	n.	A representation letter from Hexion senior management to Duff & Phelps dated June 17, 2008 certifying certain historical, current and projected financial data and other information; and

Board of Directors
Hexion Specialty Chemicals, Inc.
June 18, 2008

2.	Discussed with Management the history, current operations, and probable future outlook of Hexion, Huntsman, and the Combined Company and the operating and financing plans for the Combined Company, as well as the financial projections (including the underlying assumptions), pro forma schedule of assets and liabilities, and other internal documents provided to us by Management or obtained from public sources that are referred to above;

3.	Received information from certain officers of the Company who have responsibility for financial and accounting matters that all material contingent liabilities of the Company required to be accrued or disclosed by SFAS No. 5 are disclosed in the Company’s audited financial statements and notes thereto for the period ended March 31, 2008;

4.	Received information from certain officers of the Company who have responsibility for legal affairs of the Company to the effect that, to the best of their knowledge, there is no litigation to which the Company is currently a party nor any claims or causes of action that are probable of legal assertion against the Company and that would be reasonably likely to have a material adverse effect on the assets, financial condition, business or prospects of the Combined Company;

5.	Reviewed certain other relevant, publicly available information, including economic, industry, and investment information, and reviewed trends with respect to the industry in which the Combined Company operates or is expected to operate following the Proposed Transaction;

6.	Performed certain valuation analyses using generally accepted valuation and analytical techniques including discounted cash flow analysis, an analysis of selected public companies, and an analysis of selected transactions;

7.	Compiled financial projections (the “Projections”), including cash flow forecasts based on Management’s financial projections for the Combined Company, statements by Management as to its plans and intentions, our investigation and understanding of the business, and such other information as we deemed appropriate;

8.	In consultation with Management, performed sensitivity analyses on the Projections using alternative financial scenarios; and

9.	Reviewed such other documents, investment and financial studies, and conducted other analyses deemed appropriate by Duff & Phelps.

Board of Directors
Hexion Specialty Chemicals, Inc.
June 18, 2008

Assumptions, Qualifications and Limiting Conditions

In preparing its forecasts, performing its analysis and rendering its Opinion with respect to the Proposed Transaction, Duff & Phelps:

1.	Assumed for purposes of its analysis that the Proposed Transaction closes without the Combined Company incurring any liabilities other than those set forth in the sources and uses provided by Management;

2.	Relied upon the accuracy, completeness, and fair presentation of all information, data, advice, opinions and representations obtained from public sources or provided to us from private sources, including Management, and did not attempt to independently verify such information;

3.	Did not have direct access to Huntsman management;

4.	Assumed that any estimates, evaluations and projections furnished to Duff & Phelps were reasonably prepared and based upon the last currently available information and good faith judgment of the person furnishing the same;

5.	Assumed that there has been no change in the assets, financial condition, business, or prospects of the Company, Huntsman or the Combined Company, taken as a whole (after giving effect to the Proposed Transaction) that would be material to our conclusion, since the date of the most recent financial statements and other information made available to us;

6.	Assumed that Huntsman has no material contingent liabilities other than those disclosed to us by Management or accrued for on Huntsman’s March 31, 2008 financial statements included in its Form 10-Q;

7.	Assumed that the final versions of all documents reviewed by us in draft form will conform in all material respects to the drafts reviewed; and

8.	Assumed that information supplied and representations made by Management are substantially accurate regarding the Combined Company and the Proposed Transaction.

In our analysis and in connection with the preparation of this Opinion, Duff & Phelps has made numerous assumptions with respect to industry performance, general business, market and economic conditions and other matters, many of which are beyond the control of any party involved in the Proposed Transaction. To the extent that any of the foregoing assumptions or any of the facts on which this Opinion is based proves to be untrue in any material respect, this Opinion cannot and should not be relied upon.

Duff & Phelps has prepared this Opinion effective as of the date hereof. The Opinion is necessarily based upon market, economic, financial and other conditions as they exist and can be evaluated as of such date, and Duff & Phelps disclaims any undertaking or obligation to advise any person of any change in any fact or matter affecting the Opinion which may come or be brought to the attention of Duff & Phelps after the date hereof. Notwithstanding and without

Board of Directors
Hexion Specialty Chemicals, Inc.
June 18, 2008

limiting the foregoing, in the event that there is any change in any fact or matter affecting the Opinion after the date hereof and prior to the completion of the Proposed Transaction, Duff & Phelps reserves the right to change, modify or withdraw the Opinion.

Conclusion

Based on all factors we regard as relevant and assuming the accuracy and completeness of the information provided to us and assuming the substantial continuity of current economic, competitive, and financial conditions, it is our opinion that after giving effect to the consummation of the Proposed Transaction:

1)	The aggregate value of the Combined Company’s assets would not exceed its total liabilities (including contingent, subordinated, unmatured and unliquidated liabilities) at a fair valuation and at fair saleable value;

2)	The Combined Company would not have the ability to pay its total debts and liabilities (including contingent, subordinated, unmatured and unliquidated liabilities) as they become due in the usual course of its business; and

3)	The Combined Company would have an unreasonably small amount of capital with which to conduct its business, based upon (A) the proposed financing structure for the Proposed Transaction and (B) certain other financial information provided to Duff & Phelps by the Company.

The Opinion is solely that of Duff & Phelps. Our liability in connection with this letter shall be limited in accordance with and subject to the terms set forth in the engagement letter between Duff & Phelps and the Company dated June 3, 2008 (the “Engagement Letter”). This letter is intended to be relied on only by the Board of Directors of Hexion Specialty Chemicals, Inc. This letter is confidential, except (i) that Duff & Phelps consents to its use or disclosure by specific written request of any court or regulatory agency, as may otherwise be required by any law, regulation or order or in connection with any legal or similar proceeding involving the Proposed Transaction and (ii) as otherwise provided in the Engagement Letter.

Respectfully submitted,

/s/ Duff & Phelps, LLC

DUFF & PHELPS, LLC

Board of Directors
Hexion Specialty Chemicals, Inc.
June 18, 2008

APPENDIX A

DEFINITIONS OF TERMS USED IN THIS LETTER

“Fair saleable value” means the aggregate amount of net consideration (as of the date of our Opinion and giving effect to reasonable and customary costs of sale or taxes, where the probable amount of any such taxes is identified to us by or on behalf of the Company) that could be expected to be realized from an interested purchaser by a seller, in an arm’s length transaction under present conditions in a current market for the sale of assets of a comparable business enterprise, where both parties are aware of all relevant facts and neither party is under any compulsion to act, where such seller is interested in disposing of the entire operation as a going concern, presuming the business will be continued, except as disclosed to us by or on behalf of the Company, in its present form and character, and with reasonable promptness, not to exceed one year.

“Fair valuation” means the aggregate amount for which assets of an entity would change hands between an interested purchaser and a seller, in an arm’s length transaction, where both parties are aware of all relevant facts and neither party is under any compulsion to act.

“Total debts and liabilities (including contingent, subordinated, unmatured and unliquidated liabilities)” have the meanings that are generally determined in accordance with applicable federal laws governing determinations of the insolvency of debtors. “Contingent, subordinated, unmatured and unliquidated liabilities” means the contingent and other liabilities as either publicly disclosed, set forth in written materials delivered to Duff & Phelps by the Company or identified to us by officers or representatives of the Company.

“Ability to pay its total debts and liabilities (including contingent, subordinated, unmatured, and unliquidated liabilities) as they become due in the usual course of business” and “not have an unreasonably small amount of capital with which to conduct its business.” These phrases mean that the Combined Company will be able to generate enough cash from operations, asset dispositions, refinancing, or a combination thereof, to meet its obligations as they become due based on the businesses in which it is engaged or in which Management has indicated it intends to engage.

Duff & Phelps makes no representation as to the legal sufficiency for any purpose of the above definitions. Such definitions are used solely for setting forth the scope of the Opinion and in accordance with the Engagement Letter.